EXHIBIT 2.2



EXECUTION COPY

FIRST AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF GUSTAFSON LLC


     FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT
("Amendment") dated as of November 20, 1998 (the "Effective Date") among GT SEED TREATMENT INC., f/k/a Gustafson, Inc., a corporation organized under the laws of the State of Minnesota, United States ("GT Seed"), Ecart Inc., f/k/a Trace Chemicals, Inc., a corporation organized under the laws of the State of Nevada, United States ("Ecart") and BAYER CORPORATION, a corporation organized under the laws of the State of Indiana, United States ("Bayer").

     WHEREAS, Gustafson LLC, a Delaware limited liability company
(the "Company") was formed on September 23, 1998 pursuant to that certain Certificate of Formation of Gustafson LLC;

     WHEREAS, Gustafson, Inc. and Trace Chemicals, Inc. executed the Limited Liability Company Agreement effective as of September 23, 1998, (the "LLC Agreement"); and

     WHEREAS, pursuant to that certain Purchase Agreement dated as of November 20, 1998, by and among Crompton & Knowles Corporation, Uniroyal Chemical Company, Inc., Gustafson, Inc., Trace Chemicals, Inc., Bayer and the Company ("Purchase Agreement"), Bayer purchased a forty-nine percent
(49%) Membership Interest in the Company from Gustafson, Inc. and a one percent (1%) Membership Interest in the Company from Trace Chemicals, Inc.; and

     WHEREAS, on the Effective Date, Gustafson, Inc. changed its name to GT Seed Treatment Inc., and Trace Chemicals, Inc. changed its name to Ecart Inc.; and

     WHEREAS, the parties hereto have agreed to execute and deliver this Amendment to reflect the transfer and assignments which occurred pursuant to the Purchase Agreement;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, the parties hereto hereby agree as follows:

          1. All capitalized terms used herein and/or in the recitals hereto and not otherwise defined herein shall have the meanings ascribed to such terms in the LLC Agreement, as amended hereby.

          2. All references in the LLC Agreement to "Gustafson, Inc." shall now be GT Seed. All references in the LLC Agreement to "Trace Chemicals, Inc." shall now be Ecart.

          3. Bayer hereby agrees to become a Member of the Company as of the date hereof and agrees to perform and comply with all of the terms, covenants and conditions of the LLC Agreement, as amended hereby, as a Member thereof.

          4. Ecart hereby withdraws as a Member of the Company and waives any right to receive any return of capital or other amounts from the Company in connection with such withdrawal.

          5. The LLC Agreement is further amended by deleting Exhibit A in its entirety and substituting Exhibit A attached to this Amendment therefor.

          6. The LLC Agreement, as amended hereby, is in full force and effect and is hereby ratified and confirmed.

          7. The LLC Agreement, as amended hereby, contains the entire understanding between the parties hereto related to the subject matter thereof and hereof and supersedes any prior or contemporaneous contracts, agreements, understandings and/or negotiations, whether oral or written, except for those agreements, contracts, understandings set forth in the Operative Agreements.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

ECART INC.,                                       GT SEED TREATMENT, INC.,
f/k/a Trace Chemicals, Inc.                       f/k/a Gustafson, Inc.


By:/s/Charles J. Marsden                          By:/a/James Conway
Charles J. Marsden                                James Conway
Vice President and Chief Financial Officer        President

BAYER CORPORATION

By:/s/Emil E. Lansu
Name:Emil E. Lansu
Title: Executive Vice President



             EXHIBIT A

To
Limited Liability Company Agreement
Of Gustafson LLC
[Intentionally Deleted]